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                                                                                                                    EXHIBIT 12


                              COMPUTATION OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                          TWELVE
                    SIX MONTHS ENDED   MONTHS ENDED
                       DECEMBER 31,    DECEMBER 31,    FISCAL YEAR    FISCAL YEAR    FISCAL YEAR    FISCAL YEAR    FISCAL YEAR
                           2005            2005        ENDED 2005     ENDED 2004     ENDED 2003     ENDED 2002     ENDED 2001
                    ----------------   ------------    -----------    -----------    -----------    -----------    -----------

Net Income             $2,318,695      $ 5,649,012     $ 4,998,619    $ 3,838,059    $ 3,850,607    $ 3,636,713    $ 3,635,895

Provision for
  income taxes          1,422,000        3,524,800       3,103,200      2,359,600      2,413,357      2,249,500      2,232,500

Fixed Charges           2,425,858        4,656,166       4,494,445      4,424,777      4,665,030      4,806,457      5,140,965
                       ----------      -----------     -----------    -----------    -----------    -----------    -----------

TOTAL                  $6,166,553      $13,829,978     $12,596,264    $10,622,436    $10,928,994    $10,692,670    $11,009,360
                       ==========      ===========     ===========    ===========    ===========    ===========    ===========


Fixed Charges

Interest on Debt       $2,293,267      $ 4,390,982     $ 4,229,261    $ 4,158,988    $ 4,441,037    $ 4,620,597    $ 4,955,805

Amortization of
  Debt                    118,091          236,184         236,184        236,789        193,993        161,160        161,160

Rental Expense             14,500           29,000          29,000         29,000         30,000         24,700         24,000
                       ----------      -----------     -----------    -----------    -----------    -----------    -----------

TOTAL                  $2,425,858      $ 4,656,166     $ 4,494,445    $ 4,424,777    $ 4,665,030    $ 4,806,457    $ 5,140,965
                       ==========      ===========     ===========    ===========    ===========    ===========    ===========

                            2.54x            2.97x           2.80x          2.40x          2.34x          2.22x          2.14x
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